Exhibit 5.1


                               Frederick F. Hoelke
                                 Attorney-at-Law
                           24165 IH-10 West, Suite 410
                            San Antonio, Texas 78257

Telephone: 210/444-0999                                        Fax: 210/444-0996

                                 August 31, 2004

United States Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

         RE:      Post-Effective Amendment No. 1 to
                  Registration Statement on Form S-8
                  Under the Securities Act of 1933

Gentlemen:

         I have acted as counsel for Urban Television Network Corporation, a Nevada corporation (the "Company"), in connection with the amendment of the Urban Television Network Corporation 2003 Non-Qualified Stock Grant and Option Plan (the "Plan") to provide for 4,800,000 additional shares of the common stock, $.0001 par value (the "Common Stock"), which may be issued pursuant to the terms, provisions and conditions thereof, and in connection with Post-Effective Amendment No. 1 to Registration Statement No. 333-106308 on Form S-8 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of the 4,800,000 additional shares.

         In such capacity, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

         1. Charter documents of the Company on file with the Secretary of State of Nevada;

         2.       Bylaws of the Company, as amended to date;

         3.       The Plan;

         4.       The  records  of   corporate   proceedings   relating  to  the
                  authorization and amendment of the Plan; and

         5.       Such  other   instruments  and  documents  as  I  have  deemed
                  necessary for the purpose of rendering the following opinion.

         In such examination, I have assumed the authenticity and completeness of all documents, certificates and records submitted to me as originals, the conformity to the original instruments of all documents, certificates and records submitted to me as copies, and the authenticity and completeness of the originals of such instruments. As to certain matters of fact relating to this opinion, I have relied on the accuracy and truthfulness of certificates of officers of the Company and on certificates of public officials, and have made such investigations of law as I have deemed necessary and relevant.

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         Based  on  the  foregoing,   and  having  due  regard  for  such  legal
considerations as I believe relevant, I am of the opinion that the Common Stock has been duly and validly authorized by the Company and, when issued in accordance with the Plan, will be duly and validly issued, fully paid and non-assessable.

         I hereby  consent to the filing of this opinion with the  Commission as
Exhibit 5.1 to the Registration Statement pursuant to which the Common Stock will be registered with the Commission. My consent shall not be deemed an admission that I am an expert whose consent is required under Section 7 of the Securities Act of 1933.



                                                         Very truly yours,

                                                         /s/ Frederick F. Hoelke

                                                         Frederick F. Hoelke